UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

July 24, 2018

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 24, 2018, Patterson Dental Supply, Inc. (the “Originator”), as servicer, a wholly owned subsidiary of Patterson Companies, Inc. (“Patterson”), entered into a Receivables Purchase Agreement (the “Receivables Purchase Agreement”) with (1) PDC Funding Company III, LLC (“PDC III”), a special purpose entity that is wholly owned by the Originator, as seller, (2) purchasers from time to time party thereto (collectively, the “Purchasers”), and (3) MUFG Bank, Ltd., as agent. In addition, on that same date, the Originator and PDC III entered into a Receivables Sale Agreement (the “Receivables Sale Agreement”). Together, the Receivables Purchase Agreement and the Receivables Sale Agreement establish the terms and conditions of an accounts receivable securitization program (the “Receivables Securitization Program”) whereby the Originator sells, or contributes in exchange for equity, all of its trade receivables and certain related rights to payment and obligations of Originator with respect to such receivables and certain related rights (the “Receivables”) to PDC III, which, in turn, sells the Receivables to Purchasers.

Pursuant to the Receivables Securitization Program, a portion of the purchase price for the Receivables is paid by the Purchasers in cash and the balance is treated as a deferred purchase price receivable, which is paid as and when payments in respect of the Receivables are collected from account debtors. The purchase price paid by the Purchasers for the Receivables arising under the Receivables Securitization Program will not exceed $200 million outstanding at any time. The Purchasers under the Receivables Securitization Program receive yield on their investments based on a spread over the commercial paper rate for conduit purchasers and the LIBOR rate for bank purchasers, for each day that their investments in the Receivables are outstanding, as well as a fee calculated on the unused portion of the commitments.

The Receivables Securitization Program contains certain customary representations and warranties and affirmative and negative covenants, including as to the eligibility of the Receivables being sold, as well as customary reserve requirements, Receivables Securitization Program termination events, Originator termination events and servicer defaults. The Receivables Securitization Program termination events permit the Purchasers to terminate the Receivables Purchase Agreement upon the occurrence of certain specified events, including, but not limited to, failure by PDC III to pay amounts when due, defaults on indebtedness, certain judgments, a change of control, certain events negatively affecting the overall credit quality of transferred Receivables and bankruptcy and insolvency events.

Originator will act as servicer of the Purchaser Receivables and will receive a fee for its services. Patterson has entered into a performance undertaking pursuant to which it has agreed to guarantee the payment and performance of PDC III’s obligations under the Receivables Sale Agreement and Originator’s obligations as servicer under the Receivables Purchase Agreement.

The Receivables Securitization Program terminates on July 23, 2019; provided, however, that such date may be extended from time to time at the discretion of the Purchasers at the request of PDC III.

The proceeds from the sale of Receivables pursuant to the Receivables Securitization Program will be used to repay higher interest indebtedness and for other general corporate purposes.

The foregoing description of the Receivables Securitization Program is not complete and is qualified in its entirety by the actual terms of the Receivables Purchase Agreement and the Receivables Sale Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Receivables Purchase Agreement, dated as of July 24, 2018, by and among Patterson Dental Supply, Inc., as servicer, PDC Funding Company III, LLC, as seller, purchasers from time to time party thereto, and MUFG Bank, Ltd., as agent.

10.2	Receivables Sale Agreement, dated as of July 24, 2018, by and between Patterson Dental Supply, Inc., as seller, and PDC Funding Company III, LLC, as buyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: July 25, 2018	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary